CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Trigger Autocallable Optimization Securties due 2020	$5,902,580	$685.88

Pricing Supplement No. 81 Registration Statement No. 333-200365 Dated January 9, 2015 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley $5,902,580 Trigger Autocallable Optimization Securities Linked to the EURO STOXX 50® Index due January 15, 2020
Principal at Risk Securities
Investment Description
These Trigger Autocallable Optimization Securities (the “Securities”) are unsecured and unsubordinated debt obligations of Morgan Stanley and provide returns based on the performance of the EURO STOXX 50® Index (the “Underlying Index”).  If the closing level of the Underlying Index on any quarterly Observation Date beginning January 15, 2016 (including the Final Observation Date) is equal to or greater than the Initial Level, Morgan Stanley will automatically call the Securities and pay the principal amount of the Securities plus a Call Return that will vary depending on the Observation Date and will reflect a fixed Call Return Rate on a per annum basis.  If the Securities are not automatically called and the Final Level is less than the Initial Level but greater than or equal to the Trigger Level, Morgan Stanley will pay you the principal amount at maturity.  However, if the Final Level is less than the Trigger Level, Morgan Stanley will pay you significantly less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the full decline in the level of the Underlying Index from the Trade Date to the Final Observation Date.  Investors will not participate in any appreciation of the Underlying Index. These long-dated Securities may be appropriate for investors who are willing to risk their entire principal at maturity and are willing to forego current income in exchange for the possibility of receiving the Call Return prior to or at maturity, if the closing level of the Underlying Index is at or above the Initial Level as of one of the quarterly Observation Dates, and, if the Securities have not been called, in exchange for a contingent repayment of principal, but only if the Final Level has not declined below the Trigger Level.  Investing in the Securities involves significant risks.  You may lose some or all of your principal amount.  The Trigger Level is observed only on the Final Observation Date and the contingent downside market exposure applies at maturity; if you are able to sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the level of the Underlying Index is greater than the Trigger Level at the time of sale.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
Features	Key Dates
❑ Automatically Callable: Morgan Stanley will automatically call the Securities and pay you the principal amount plus a Call Return if the Observation Date Closing Level on any quarterly Observation Date beginning January 15, 2016 (including the Final Observation Date) is equal to or greater than the Initial Level, and no further payments will be made on the Securities. The Call Return will vary depending on the Observation Date and will reflect a fixed Call Return Rate on a per annum basis. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.
❑ Contingent Downside Market Exposure: If the Securities have not been called and the Final Level is less than the Initial Level but equal to or greater than the Trigger Level, Morgan Stanley will pay you the principal amount per Security at maturity. However, if the Final Level is less than the Trigger Level, Morgan Stanley will repay significantly less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the full decline in the level of the Underlying Index from the Trade Date to the Final Observation Date. The Trigger Level is observed only on the Final Observation Date and the contingent downside market exposure applies at maturity; if you are able to sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the level of the Underlying Index is greater than the Trigger Level at the time of sale. Any payment on the Securities is subject to the creditworthiness of Morgan Stanley.
Trade Date	January 9, 2015
Settlement Date	January 14, 2015
Observation Dates	Quarterly, beginning January 15, 2016 See “Observation Dates” on page 4 for details.
Final Observation Date*	January 9, 2020
Maturity Date*	January 15, 2020

*Subject to postponement in the event of a market disruption event or for non-index business days. See “Postponement of Determination Dates” in the accompanying product supplement.
NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF MORGAN STANLEY. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.
Security Offering
Morgan Stanley is offering the Trigger Autocallable Optimization Securities linked to the EURO STOXX 50® Index.  The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.
Underlying Index	Call Return Rate*	Initial Level	Trigger Level*	CUSIP	ISIN
EURO STOXX 50® Index	9.00% per annum	3,042.90	1,996.14, which is approximately 65.60% of the Initial Level	61764M596	US61764M5967
* If the Securities are called, the Call Price will be a fixed amount based on the Call Return with respect to each Observation Date. See “Call Returns and Observation Dates” on page 6.

See “Additional Information about Morgan Stanley and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus and product supplement and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	$9.66 per Security. See “Additional Information about Morgan Stanley and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Morgan Stanley(2)
Per Security	$10	$0.25	$9.75
Total	$5,902,580	$147,564.50	$5,755,015.50
(1)
UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $0.25 for each Security it sells.  For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 19 of this pricing supplement.

(2)	See “Use of Proceeds and Hedging” on page 18.
The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is our wholly-owned subsidiary.  See “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 19 of this pricing supplement.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley and the Securities

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a product supplement and an index supplement) with the SEC for the offering to which this communication relates. In connection with your investment, you should read the prospectus in that registration statement, the product supplement, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the index supplement and the product supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying product supplement, index supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Product supplement for auto-callable securities dated November 19, 2014:
http://www.sec.gov/Archives/edgar/data/895421/000095010314008195/dp50991_424b2-autocall.htm

t	Index supplement dated November 19, 2014:
http://www.sec.gov/Archives/edgar/data/895421/000095010314008192/dp51025_424b2-uis.htm

t	Prospectus dated November 19, 2014:
http://www.sec.gov/Archives/edgar/data/895421/000095010314008169/dp51151_424b2-base.htm

References to “Morgan Stanley,” “we,” “our” and “us” refer to Morgan Stanley. In this document, the “Securities” refers to the Trigger Autocallable Optimization Securities that are offered hereby. Also, references to the accompanying “prospectus,” “index supplement” and “product supplement” mean the Morgan Stanley prospectus dated November 19, 2014, the Morgan Stanley index supplement dated November 19, 2014 and the Morgan Stanley product supplement for auto-callable securities dated November 19, 2014, respectively.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying product supplement, index supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying product supplement, index supplement and prospectus is accurate as of any date other than the date on the front of this document.

If the terms described in this pricing supplement are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described in this pricing supplement will prevail.

The Issue Price of each Security is $10.  This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date is less than $10.  We estimate that the value of each Security on the Trade Date is $9.66.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlying Index.  The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying Index, instruments based on the Underlying Index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Call Return Rate and the Trigger Level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Index, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 9 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:
t You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment in the Securities.

t You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the Underlying Index.

t You seek an investment with returns based on companies in the Eurozone.

t You believe the Underlying Index will close at or above the Initial Level on one of the Observation Dates or will close at or above the Trigger Level on the Final Observation Date.

t You understand and accept that you will not participate in any appreciation in the level of the Underlying Index and that your potential return is limited to the applicable Call Return.

t You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations of the Underlying Index.

t You are willing to invest in the Securities based on the Call Return Rate specified on the cover hereof.

t You are willing to invest in the Securities based on the Trigger Level specified on the cover hereof.

t You do not seek current income from this investment and are willing to forgo dividends paid on the constituent stocks of the Underlying Index.

t You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity, as set forth on the cover page of this pricing supplement.

t You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which MS & Co. is willing to trade the Securities.

t You are willing to assume the credit risk of Morgan Stanley for all payments under the Securities, and understand that if Morgan Stanley defaults on its obligations you may not receive any amounts due to you and could lose your entire investment.

t You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment in the Securities.

t You cannot tolerate a loss of all or a substantial portion of your investment, and are unwilling to make an investment that may have the same downside market risk as the Underlying Index.

t You require an investment designed to provide a full return of principal at maturity.

t You do not seek an investment with returns based on companies located within the Eurozone.

t You believe that the level of the Underlying Index will decline during the term of the Securities and is likely to close below the Trigger Level on the Final Observation Date, exposing you to the full decline in the Underlying Index.

t You seek an investment that participates in the full appreciation in the level of the Underlying Index or that has unlimited return potential.

t You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations of the Underlying Index.

t You are unwilling to invest in the Securities based on the Call Return Rate specified on the cover hereof.

t You are unwilling to invest in the Securities based on the Trigger Level specified on the cover hereof.

t You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t You seek current income from this investment or prefer to receive the dividends paid on the constituent stocks of the Underlying Index, if any.

t You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, as set forth on the cover page of this pricing supplement, or you seek an investment for which there will be an active secondary market.

t You are not willing to assume the credit risk of Morgan Stanley for all payments under the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 7 of this pricing supplement and “Risk Factors” beginning on page 5 of the accompanying prospectus and page S-32 of the accompanying product supplement for risks related to an investment in the Securities.

Final Terms
Issuer	Morgan Stanley
Issue Price	$10.00 per Security. The Securities are offered at a minimum investment of 100 Securities.
Underlying Index	EURO STOXX 50® Index
Principal Amount	$10.00 per Security
Term	Approximately 5 years, unless called earlier
Automatic Call Feature
The Securities will be called automatically if the Observation Date Closing Level on any Observation Date, including the Final Observation Date, is equal to or greater than the Initial Level.

If the Securities are called, Morgan Stanley will pay you on the related Call Settlement Date a Call Price per Security calculated as follows (see “Call Returns and Observation Dates” on page 6):

$10 + ($10 x Call Return)

After the Securities have been called, no further payments will be made on the Securities.

Call Return and Call Return Rate
The Call Return varies depending on the Observation Date and increases the longer the Securities are outstanding.  The Call Return is based on an annual Call Return Rate of 9.00% per annum.

See “Call Returns and Observation Dates” on page 6.

Observation Dates	Quarterly, beginning January 15, 2016. See “Call Returns and Observation Dates” on page 6.
Final Observation Date	January 9, 2020
Call Settlement Dates	See “Call Returns and Observation Dates” on page 6. The Call Settlement Date with respect to the Final Observation Date will be the Maturity Date.
Maturity Date	January 15, 2020
Payment at Maturity (per Security)
If the Securities are not automatically called prior to or on the Maturity Date, Morgan Stanley will pay you a cash payment on the Maturity Date based on the Final Level, as follows:

If the Securities are not called prior to or on the Maturity Date, and the Final Level is less than the Initial Level but equal to or greater than the Trigger Level, Morgan Stanley will pay you the $10 principal amount.

If the Securities are not called prior to or on the Maturity Date, and the Final Level is less than the Trigger Level,  Morgan Stanley will pay you an amount per Security calculated as follows:

$10 × (1 + Index Return)

In this case, you will lose a significant portion and could lose all of the principal amount in an amount proportionate to the full decline of the Underlying Index from the Trade Date to the Final Observation Date.

Observation Date Closing Level	The Closing Level of the Underlying Index on any Observation Date.
Index Return	Final Level – Initial Level Initial Level

Initial Level	3,042.90, which is the Closing Level of the Underlying Index on the Trade Date.	Investment Timeline
Final Level	The Closing Level of the Underlying Index on the Final Observation Date.
Trigger Level	1,996.14, which is approximately 65.60% of the Initial Level
Trustee	The Bank of New York Mellon
Calculation Agent	MS & Co.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE YOUR ENTIRE PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF MORGAN STANLEY. IF MORGAN STANLEY WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Call Returns and Observation Dates

Observation Date	Call Settlement Date / Maturity Date**	Call Return (Based on a Call Return Rate of 9.00% per annum)***	Call Price (per $10 of Securities)
1/15/2016	1/20/2016	9.00%	$10.900
4/11/2016	4/13/2016	11.25%	$11.125
7/11/2016	7/13/2016	13.50%	$11.350
10/11/2016	10/13/2016	15.75%	$11.575
1/9/2017	1/11/2017	18.00%	$11.800
4/10/2017	4/12/2017	20.25%	$12.025
7/10/2017	7/12/2017	22.50%	$12.250
10/10/2017	10/12/2017	24.75%	$12.475
1/9/2018	1/11/2018	27.00%	$12.700
4/9/2018	4/11/2018	29.25%	$12.925
7/9/2018	7/11/2018	31.50%	$13.150
10/9/2018	10/11/2018	33.75%	$13.375
1/9/2019	1/11/2019	36.00%	$13.600
4/9/2019	4/11/2019	38.25%	$13.825
7/9/2019	7/11/2019	40.50%	$14.050
10/9/2019	10/11/2019	42.75%	$14.275
1/9/2020 (the Final Observation Date)*	1/15/2020 (the Maturity Date)*	45.00%	$14.500
* Subject to postponement in the event of a market disruption event or for non-index business days.  See “Postponement of Determination Dates” in the accompanying product supplement.
** If, due to a market disruption event or otherwise, any Observation Date (including the Final Observation Date) is postponed so that it falls less than two business days prior to the scheduled Call Settlement Date, the Call Settlement Date or Maturity Date, as applicable, will be postponed to the second business day following that Observation Date as postponed.
*** If the Securities are called following any Observation Date, the Call Price will be a fixed amount based on the Call Return with respect to each Observation Date, as specified above, regardless of the actual number of days during such period.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus and product supplement. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

t
The Securities do not pay interest or guarantee the return of any principal. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not pay interest or guarantee the return of any of the principal amount at maturity.  Instead, if the Securities have not been called prior to maturity and if the Final Level is less than the Trigger Level, you will be exposed to the full negative Index Return, and Morgan Stanley will pay you an amount at maturity that is significantly less than the $10 principal amount, resulting in a loss proportionate to the full decline of the Underlying Index over the term of the Securities.  You could lose your entire principal amount.

t
The appreciation potential of the Securities is limited by the fixed Call Returns specified for each Observation Date.  The appreciation potential of the Securities is limited to the fixed Call Returns specified for each Observation Date if the Underlying Index closes at or above the Initial Level on any Observation Date, including the Final Observation Date, and you will not participate in any appreciation of the Underlying Index, which could be significant.  If the Securities are not previously called and the Final Level is less than the Trigger Level, you will be fully exposed to the decline in the level of the Underlying Index from the Trade Date to the Final Observation Date, and you will lose a significant portion or all of your investment.

t
You may incur a loss on your investment if you sell your Securities prior to maturity.  The Trigger Level is observed only on the Final Observation Date and the contingent downside market exposure applies at maturity.  If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the level of the Underlying Index is above the Trigger Level at that time.

t
Early redemption risk.  The term of your investment in the Securities may be limited to as short as approximately one year by the automatic call feature of the Securities.  If the Securities are called prior to maturity, you will not receive any further payments on the Securities and you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or for similar returns.

t
Higher Call Return Rates are generally associated with higher volatility and therefore a greater risk of loss.  “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying Index. The greater the volatility of the Underlying Index, the more likely it is that the level of the Underlying Index could close below the Trigger Level on the Final Observation Date. This risk will generally be reflected in a higher Call Return Rate for the Securities.  However, while the Call Return Rate is a fixed amount, the Underlying Index volatility can change significantly over the term of the Securities, and may increase, but the Call Return Rate will not be adjusted. The level of the Underlying Index could fall sharply as of the Final Observation Date, which could result in a significant loss of your principal.

t	No interest payments. You will not receive any interest payments during the term of the Securities.

t
The Securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the Securities, if any, and any payments upon an automatic call or at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Securities.

t
The market price of the Securities may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market. Although we expect that generally the closing level of the Underlying Index on any day will affect the value of the Securities more than any other single factor, other factors that may influence the value of the Securities include:

o	the volatility (frequency and magnitude of changes in value) of the Underlying Index,

o	interest and yield rates in the market,

o	time remaining until the Securities mature,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying Index or equities markets generally and which may affect the Observation Date Closing Levels or Final Level,

o	any actual or anticipated changes in our credit ratings or credit spreads.

Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the other factors described above. The level of the Underlying Index may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Information About the Underlying Index” below.  You may receive less, and possibly significantly less, than the principal amount per Security if you try to sell your Securities prior to maturity.

t
The Securities are linked to the EURO STOXX 50® Index and are subject to risks associated with investments in securities linked to the value of foreign equity securities.  The Securities are linked to the value of foreign equity securities.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Although the equity securities included in the EURO STOXX 50® Index are traded in foreign currencies, the value of your Securities (as measured in U.S. dollars) will not be adjusted for any exchange rate fluctuations.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

t
Investing in the Securities is not equivalent to investing in the Underlying Index or the stocks composing the Underlying Index.  Investing in the Securities is not equivalent to investing in the Underlying Index or the stocks that constitute the Underlying Index.  Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the Underlying Index.  Additionally, the Underlying Index is not a “total return” index, which, in addition to reflecting the market prices of the stocks that constitute the Underlying Index, would also reflect dividends paid on such stocks.  The return on the Securities will not include such a total return feature.

t
Adjustments to the Underlying Index could adversely affect the value of the Securities.  The index publisher of the Underlying Index is responsible for calculating and maintaining the Underlying Index. The index publisher may add, delete or substitute the stocks constituting the Underlying Index or make other methodological changes required by certain corporate events relating to the stocks constituting the Underlying Index, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Underlying Index.  The index publisher may discontinue or suspend calculation or publication of the Underlying Index at any time.  In these circumstances, the Calculation Agent will have the sole discretion to substitute a Successor Index that is comparable to the discontinued Index, and is permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates.  Any of these actions could adversely affect the value of the Underlying Index, and, consequently, the value of the Securities.

t
The Securities will not be listed on any securities exchange and secondary trading may be limited.  The Securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Securities.  MS & Co. may, but is not obligated to, make a market in the Securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities.  Accordingly, you should be willing to hold your Securities to maturity.

t
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 9 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

t
The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.  These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities.  In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price of the Securities may be influenced by many unpredictable factors” above.

t
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Securities.  One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the Securities (and to other instruments linked to the Underlying Index), including trading in the Underlying Index.  Some of our subsidiaries also trade the Underlying Index and other financial instruments related to the Underlying Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the Trade Date could have increased the Initial Level, and, as a result, could have increased the level at or above which the Underlying Index must close on any of the Observation Dates for the Securities to be called, or the Trigger Level, which, if the Securities are not called, is the level at or above which the Underlying Index must close on the Final Observation Date so that you do not suffer a significant loss on your initial investment in the Securities.  Additionally, such hedging or trading activities during the term of the Securities could potentially affect the level of the Underlying Index on the Observation Dates, and, accordingly, whether the Securities are automatically called, and, if the Securities are not called, the payout to you at maturity, if any.

t
The Calculation Agent, which is a subsidiary of the issuer, will make determinations with respect to the Securities. As Calculation Agent, MS & Co. has determined the Initial Level and the Trigger Level, and will determine the Observation Date Closing Levels, the Final Level, whether the Securities will be called following any Observation Date, whether a market disruption event has occurred and the payment that you will receive upon a call or at maturity, if any.  Moreover, certain determinations  made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as  with respect to the occurrence or nonoccurrence of market disruption events.  These potentially subjective determinations may affect the payout to you upon a call or at maturity, if any.  For further information regarding these types of determinations, see “Description of Auto-Callable Securities—Postponement of Determination Dates,” “—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

t
Uncertain tax treatment.  Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities supersede the discussions contained in the accompanying product supplement for auto-callable securities.  Subject to the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and character of income on the Securities might differ significantly.  For example, under one possible treatment, the IRS could seek to recharacterize the Securities as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income.  Because a Security provides for the return of principal except where the Final Level is below the Trigger Level, the risk that a Security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other equity-linked securities that do not contain similar provisions. We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Hypothetical Payments on the Securities at Maturity

The examples below illustrate the payment upon a call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for the Securities are listed on the cover hereof and were determined on the Trade Date; amounts may have been rounded for ease of reference):

t	Principal Amount: $10

t	Term: Approximately 5 years

t	Hypothetical Initial Level: 3,100

t	Call Return Rate: 9.00% per annum.

t	Call Returns:

Observation Date	Call Return	Observation Date	Call Return	Observation Date	Call Return
First Observation Date	9.00%	Seventh Observation Date	22.50%	Thirteenth Observation Date	36.00%
Second Observation Date	11.25%	Eighth Observation Date	24.75%	Fourteenth Observation Date	38.25%
Third Observation Date	13.50%	Ninth Observation Date	27.00%	Fifteenth Observation Date	40.50%
Fourth Observation Date	15.75%	Tenth Observation Date	29.25%	Sixteenth Observation Date	42.75%
Fifth Observation Date	18.00%	Eleventh Observation Date	31.50%	Final Observation Date	45.00%
Sixth Observation Date	20.25%	Twelfth Observation Date	33.75%

t	Observation Dates: Quarterly, beginning on January 15, 2016

t	Hypothetical Trigger Level: 2,033.60, which is 65.60% of the Hypothetical Initial Level

Early Call — Securities are Called following the Second Observation Date
Date	Closing Level	Payment (per Security)
First Observation Date	2,500 (below Initial Level; Securities NOT called))	--
Second Observation Date	3,500 (at or above Initial Level; Securities are called)	$10 + ($10 x Call Return) = $10 + ($10 x 11.25%) = $11.125

The Observation Date Closing Level is below the Initial Level on the first Observation Date but above the Initial Level on the second Observation Date and therefore the Securities are called on the second Call Settlement Date. Morgan Stanley will pay you on the Call Settlement Date the principal amount of $10.00 plus a Call Return of 10% per Security, reflecting the hypothetical Call Return Rate of 9.00% on a per annum basis. No further amount will be owed to you under the Securities.

Payment at Maturity

Example 1 — The Final Level is ABOVE the Initial Level; Securities are Called on the Maturity Date
Date	Closing Level	Payment (per Security)
First Observation Date	2,200 (below Initial Level; Securities Not Called)	--
Second Observation Date	2,000 (below Initial Level; Securities Not Called)	--
Third through Sixteenth Observation Dates	Various (all below the Initial Level; Securities Not Called)	--
Final Observation Date	3,500 (at or above Initial Level)	$10 + ($10 x Call Return) = $10 + ($10 x 45%) = $14.50 (Payment at Maturity)

The Observation Date Closing Level is below the Initial Level on each of the Observation Dates prior to the Final Observation Date and therefore the Securities are not called prior to maturity.  On the Final Observation Date, the Final Level is greater than the Initial Level and therefore Morgan

Stanley will call the Securities on the Maturity Date and pay you at maturity the principal amount plus the hypothetical Call Return of 45% per Security.

Example 2 — The Final Level is BELOW the Initial Level but AT OR ABOVE the Trigger Level
Date	Closing Level	Payment (per Security)
First Observation Date	2,200 (below Initial Level; Securities Not Called)	--
Second Observation Date	2,000 (below Initial Level; Securities Not Called)	--
Third through Sixteenth Observation Dates	Various (all below the Initial Level; Securities Not Called)	--
Final Observation Date	2,500 (below Initial Level, at or above Trigger Level)	$10

Since the Securities are not called prior to maturity and the Final Level of the Underlying Index is below the Initial Level but at or above the Trigger Level, at maturity Morgan Stanley will pay you the $10 principal amount per Security.

Example 3 —The Final Level is BELOW the Trigger Level
Date	Closing Level	Payment (per Security)
First Observation Date	2,200 (below Initial Level; Securities Not Called)	--
Second Observation Date	2,000 (below Initial Level; Securities Not Called)	--
Third through Sixteenth Observation Dates	Various (all below the Initial Level; Securities Not Called)	--
Final Observation Date	930 (below Trigger Level)	$10 + ($10 x Index Return) = $10 + ($10 x -70%) = $3.00 (Payment at Maturity)

Since the Securities are not called prior to maturity and the Final Level of the Underlying Index is below the Trigger Level, at maturity Morgan Stanley will pay you $3.00 per Security, reflecting a loss of principal proportionate to the full decline in the Final Level from the Initial Level.

The Securities differ from ordinary debt securities in that, among other features, Morgan Stanley is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called, you may lose some or all of your initial investment. Specifically, if the Securities are not called and the Final Level is less than the Trigger Level, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the Underlying Index Return is negative.  Any payment on the Securities, including any payment upon an automatic call or the Payment at Maturity, is dependent on the ability of Morgan Stanley to satisfy its obligations when they come due. If Morgan Stanley is unable to meet its obligations, you may not receive any amounts due to you under the Securities.

What Are the Tax Consequences of the Securities?
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement for auto-callable securities does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of the ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

t	purchase the Securities at their “issue price”; and

t	hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

t	certain financial institutions;
t	insurance companies;
t	certain dealers and traders in securities or commodities;
t	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
t	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
t	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
t	regulated investment companies;
t	real estate investment trusts;
t	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
t	persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a Security relates (such shares hereinafter referred to as “Underlying Shares”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code.  If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. Holder upon the sale, exchange or settlement of a Security.  You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.  Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities).  Unless otherwise stated, the following discussion is based on the treatment of a Security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	a citizen or individual resident of the United States;

t	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

t	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  The IRS could, for instance, seek to treat a Security as a debt instrument subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations apply to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain recognized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss recognized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of OID and as capital loss thereafter. Because a Security provides for the return of principal except where the Final Level is below the Trigger Level, the risk that a Security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other equity-linked securities that do not contain similar provisions.

Other alternative federal income tax treatments of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with the payment on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	an individual who is classified as a nonresident alien;
t	a foreign corporation; or
t	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

t
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

t	certain former citizens or residents of the United States; or

t	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected, and subject to the discussion below regarding backup withholding, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussion below regarding the possible application of FATCA, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

t	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

t	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

t	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

t	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to these instruments should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussion below regarding FATCA).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied.  An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements.  This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income.  If the Securities were recharacterized as debt instruments, this legislation would apply to any payment of amounts treated as interest and, for dispositions after December 31, 2016, to payments of gross proceeds of the disposition (including upon retirement) of the Securities.  If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.

The EURO STOXX 50® Index
The EURO STOXX 50® Index was created by STOXX Limited, which is owned by Deutsche Börse AG and SIX Group AG.  Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991.  The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone.  The component stocks have a high degree of liquidity and represent the largest companies across all market sectors.  For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

“EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley.  For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

Historical Information
The following table sets forth the published high and low Closing Levels, as well as the end-of-quarter Closing Levels, of the EURO STOXX 50® Index for each quarter in the period from January 1, 2008 through January 9, 2015.  The Closing Level of the EURO STOXX 50® Index on January 9, 2015 was 3,042.90.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical Closing Levels of the EURO STOXX 50® Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the EURO STOXX 50® Index on any Observation Date, including the Final Observation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2008	3/31/2008	4,333.42	3,431.82	3,628.06
4/1/2008	6/30/2008	3,882.28	3,340.27	3,352.81
7/1/2008	9/30/2008	3,445.66	3,000.83	3,038.20
10/1/2008	12/31/2008	3,113.82	2,165.91	2,447.62
1/1/2009	3/31/2009	2,578.43	1,809.98	2,071.13
4/1/2009	6/30/2009	2,537.35	2,097.57	2,401.69
7/1/2009	9/30/2009	2,899.12	2,281.47	2,872.63
10/1/2009	12/31/2009	2,992.08	2,712.30	2,964.96
1/1/2010	3/31/2010	3,017.85	2,631.64	2,931.16
4/1/2010	6/30/2010	3,012.65	2,488.50	2,573.32
7/1/2010	9/30/2010	2,827.27	2,507.83	2,747.90
10/1/2010	12/31/2010	2,890.64	2,650.99	2,792.82
1/1/2011	3/31/2011	3,068.00	2,721.24	2,910.91
4/1/2011	6/30/2011	3,011.25	2,715.88	2,848.53
7/1/2011	9/30/2011	2,875.67	1,995.01	2,179.66
10/1/2011	12/31/2011	2,476.92	2,090.25	2,316.55
1/1/2012	3/31/2012	2,608.42	2,286.45	2,477.28
4/1/2012	6/30/2012	2,501.18	2,068.66	2,264.72
7/1/2012	9/30/2012	2,594.56	2,151.54	2,454.26
10/1/2012	12/31/2012	2,659.95	2,427.32	2,635.93
1/1/2013	3/31/2013	2,749.27	2,570.52	2,624.02
4/1/2013	6/30/2013	2,835.87	2,511.83	2,602.59
7/1/2013	9/30/2013	2,936.20	2,570.76	2,893.15
10/1/2013	12/31/2013	3,111.37	2,902.12	3,109.00
1/1/2014	3/31/2014	3,172.43	2,962.49	3,161.60
4/1/2014	6/30/2014	3,314.80	3,091.52	3,228.24
7/1/2014	9/30/2014	3,289.75	3,006.83	3,225.93
10/1/2014	12/31/2014	3,277.38	2,874.65	3,146.43
1/1/2015	1/9/2015*	3,139.44	3,007.91	3,042.90

*
Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the EURO STOXX 50® Index from January 1, 2008 through January 9, 2015, based on information from Bloomberg.

* The dotted line indicates the Trigger Level of 1,996.14, which is approximately 65.60% of the Initial Level.

Past performance is not indicative of future results.

Additional Terms of the Securities

The accompanying product supplement for autocallable securities refers to the Initial Level as the “initial index value,” the Closing Level as the “index closing value,” the Trade Date as the “pricing date,” the Observation Dates as “determination dates,” the Final Observation Date as the “final determination date,” the Trigger Level as the “downside threshold level” and the Call Settlement Dates as the “Early Redemption Dates.”

Use of Proceeds and Hedging

The proceeds we receive from the sale of the Securities will be used for general corporate purposes.  We will receive, in aggregate, $10 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we hedged our anticipated exposure in connection with the Securities, by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to have taken positions in the constituent stocks of the Index and in futures or options contracts on the Index or the constituent stocks of the Index.  Such purchase activity could have increased the Initial Level, and, as a result, could have increased the level at or above which the Underlying Index must close on any Observation Date for the Securities to be called, or the Trigger Level, which, if the Securities are not called, is the level at or above which the Underlying Index must close on the Final Observation Date so that you do not suffer a significant loss on your initial investment in the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Final Observation Date, by purchasing and selling the Underlying Index, futures or options contracts on the Underlying Index, or any other securities or instruments that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Observation Date.  We cannot give any assurance that our hedging activities will not affect the value of the Underlying Index, and, therefore, affect the value of the Securities, whether the Securities are called, or the payment you will receive at maturity, if any, if the Securities are not called.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction, and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments.  The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the

Securities.  The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley, Morgan Stanley Wealth Management or their respective affiliates or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. is the agent for this offering.  We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document.  UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $0.25 for each Security it sells.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the constituent stocks of the Underlying Index in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Use of Proceeds and Hedging” above.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 19, 2014, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 19, 2014.